Exhibit 10.6

SHAREHOLDERS’ VOTING RIGHTS AGREEMENT

This Agreement is entered into on September 17, 2008 by and among:

(1)	Beijing Tuniu Technology Co., Ltd., with its registered address at Suite 1050, Shangdi Xingang Office Building, Suite 1050, 30 East Anningzhuang Road, Qinghe, Haidian District, Beijing, and legal representative being Yu Dunde (“Wholly-owned Company”);

(2)	Nanjing Tuniu Technology Co., Ltd., with its registered address at R2706 Riyue Building, 2 Taiping Southern Road, Baixia District, Nanjing, and legal representative being Yu Dunde (“Nanjing Tuniu”);

(3)	Yu Dunde, with his domicile at *** and ID number being ***;

(4)	Yan Haifeng, with his domicile *** and ID number being ***;

(5)	Wang Tong, with his domicile at *** and ID number being ***;

(6)	Wang Jiping, with his domicile at *** and ID number being ***;

(7)	Wen Xin, with his domicile at *** and ID number being ***;

(8)	Tan Yongquan, with his domicile at *** and ID number being ***; and

(9)	Wang Haifeng, with his domicile at *** and ID number being ***.

(Yu Dunde, Yan Haifeng, Wang Tong, Wang Jiping, Wen Xin, Tan Yongquan and Wang Haifeng are hereinafter individually referred to as a “Shareholder” and collectively referred to as “Shareholders”).

WHEREAS

1.	Shareholders are the existing shareholders of Nanjing Tuniu, jointly holding 100% equity interests of Nanjing Tuniu;

2.	Shareholders intend to respectively authorize the Wholly-owned Company to exercise the voting rights they have in Nanjing Tuniu and the Wholly-owned Company wishes to accept such authorization.

The parties agree as follows through friendly negotiation:

Article 1 Authorization of Voting Rights

1.1	Shareholders hereby irrevocably undertake to, after execution of this Agreement, respectively sign the power of attorney according to the substance and form set forth in Appendix 1 hereof, under which the Wholly-owned Company or the representative then designated by the Wholly-owned Company shall have full power and authority to exercise the following rights granted to Shareholders as the shareholders of Nanjing Tuniu according to the Articles of Association of Nanjing Tuniu then in effect (“Authorized Rights”):

(1)	attending the shareholder meeting of Nanjing Tuniu as the attorney-in-fact of Shareholders;

(2)	exercising the voting rights in respect of all matters subject to discussion and resolution at the shareholder meeting on behalf of Shareholders;

(3)	nominating and electing directors;

(4)	proposing to convene an interim shareholder meeting; and

(5)	other voting rights (including any other voting rights of shareholders conferred after amendment of the Articles of Association) vested in shareholders under the Articles of Association of Nanjing Tuniu.

1.2	Shareholders shall accept and assume relevant liabilities for any legal consequences arising out of exercise of the aforementioned Authorized Rights by the Wholly-owned Company.

1.3	Shareholders hereby acknowledge that the Wholly-owned Company is not required to solicit the opinions of Shareholders before exercising the Authorized Rights, provided that it shall immediately notify Shareholders after any resolution or proposal for convening an interim shareholder meeting is made.

Article 2 Right to Know

2.1	For the purpose of exercising the Authorized Rights, the Wholly-owned Company, shall have the right to understand the operation, businesses, clients, financial affairs, employees of Nanjing Tuniu and have access to relevant materials and data of Nanjing Tuniu, while Nanjing Tuniu shall provide sufficient cooperation in this regard.

Article 3 Exercise of Authorized Rights

3.1	The Wholly-owned Company may, when necessary, designate or authorize one or more internal personnel to exercise any or all Authorized Rights within the scope specified in Article 1 hereof and Shareholders accept and agree to assume relevant legal liabilities for such exercise.

3.2	Shareholders shall provide sufficient assistance in a timely manner to the Wholly-owned Company for its exercise of Authorized Rights, including when necessary (such as, submitting documents for the purpose of examination and approval, registration and filing by and with relevant governmental agency), signing the shareholders resolution or other relevant legal documents prepared by the Wholly-owned Company in respect of Nanjing Tuniu.

3.3	If, at any time during the term hereof, the conferment or exercise of the Authorized Rights under this Agreement cannot be effected due to any reason (other than the default on the part of Shareholders or Nanjing Tuniu), the parties shall immediately seek for the most similar solution to substitute the provisions that cannot be effected and sign supplementary agreement to amend or adjust the terms of this Agreement when necessary so as to ensure the purposes of this Agreement will be fulfilled.

Article 4 Disclaimer and Indemnity

4.1	Nanjing Tuniu agrees to indemnify the Wholly-owned Company for all losses that are suffered or might be suffered by the Wholly-owned Company from any damage, including but not limited to any loss arising out of the litigation, recourse, arbitration, claim raised by any third party or the administrative investigation or punishment from any governmental agency against the Wholly-owned Company by exercising its Authorized Rights, other than the loss caused by malice or gross negligence on the part of Wholly-owned Company.

4.2	The Wholly-owned Company agrees to indemnify Shareholders for all losses that are suffered or might be suffered by Shareholders as a result of malice or gross negligence of the Wholly-owned Company in the course of exercise of Authorized Rights, including but not limited to, any loss arising out of the litigation, recourse, arbitration, claim raised by any third party or the administrative investigation or punishment made by any governmental agency against Shareholders.

Article 5 Representations and Warranties

5.1	Shareholders hereby respectively represent and warrant that:

5.1.1	He/she is a citizen of the People’s Republic of China with full capacity for actions; he/she has complete and independent legal status and legal capacity and has obtained proper authorization to execute, deliver and perform this Agreement, and is independently a legal subject of litigation.

5.1.2	He/she has complete power and authorization to execute and deliver this Agreement and all other documents that he/she will execute in relation to the transaction contemplated hereunder, and he/she has full power and authorization to complete the transaction contemplated hereunder. This Agreement shall be duly and legally executed and delivered by it. This Agreement shall constitute the legal and binding obligations on him/her and may enforce against him/her according to the terms hereof.

5.1.3	He/she is a legitimate shareholder of Nanjing Tuniu at the time when this Agreement came into effect and the Authorized Rights are not subject to any third party encumbrance, other than the encumbrance created under this Agreement as well as the Equity Pledge Agreement and the Equity Purchase Right Agreement concluded by him/her and the Wholly-owned Company. In accordance with this Agreement, the Wholly-owned Company may completely and fully exercise the Authorized Rights according to the Articles of Association of Nanjing Tuniu then in effect.

5.1.4	The execution, delivery and performance of this Agreement: (i) will not conflict with the following documents or violate any terms or conditions therein, nor will it be in violation of the following documents with the giving of notice of lapse of time or both: (A) any laws of the People’s Republic of China or any other laws and regulations he/she is restricted under, and (B) any contract, agreement, lease or other documents to which it is a party and which is binding on it and its assets; (ii) will not confer to any third party the right to create any mortgage or encumbrance over its assets; (iii) will not cause termination or amendment of terms of any contract, agreement, lease or other documents to which it is a party or which is binding on it or its assets, nor will cause any other third party to have right to terminate or amend terms of such documents; (iv) will not result in suspension, revocation, damage, waive or non-renewal of any governmental approval, permit or registration applicable to it;

5.1.5	There is no outstanding litigation, arbitration or other legal or administrative proceedings that remains unsettled which may affect his/her ability to perform obligations hereunder, and to his/her knowledge, there is no such proceedings threatened against him/her;

5.1.6	He/she has disclosed to the other parties all documents issued by any governmental agency that may cause material adverse effect to his/her capability for full performance of obligations hereunder, and the documents previously provided by it to other parties do not contain any false statement or omission of any important fact.

5.2	The Wholly-owned Company and Nanjing Tuniu hereby represents and warrants that:

5.2.1	It is a limited liability company duly registered and validly existing under the laws of place where it is registered and has independent legal person status; it has complete and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is independently a legal subject of litigation.

5.2.2	It has complete power and authorization to execute and deliver this Agreement and all other documents that it will execute in relation to the transaction contemplated hereunder, and it has full power and authorization to complete the transaction contemplated hereunder.

5.3	Nanjing Tuniu represents and warrants that Shareholders are legitimate shareholders of Nanjing Tuniu recorded in its register of members at the time when this Agreement came into effect. In accordance with this Agreement, the Wholly-owned Company may completely and fully exercise the Authorized Rights according to the Articles of Association of Nanjing Tuniu then in effect.

Article 6 Term of Agreement

6.1	This Agreement shall take effect as of the date upon execution and shall remain in effect without restriction as long as any party of Shareholders is still the shareholder of Nanjing Tuniu, unless the parties reach a written agreement to early terminate this Agreement.

6.2	If any of the Shareholders transfers all equity interests it holds in Nanjing Tuniu upon the prior consent of the Wholly-owned Company, such party shall cease to act as a party of this Agreement, but the rights and undertakings of the other parties of Shareholders under this Agreement shall not be adversely affected thereby.

Article 7 Notice

7.1	Any notice, request, demand and other correspondence as required under this Agreement or made in accordance with this Agreement shall be delivered to the receiving party in a written form.

7.2	The foregoing notice or other correspondences shall be deemed as effectively received once being delivered by facsimile or telex, or shall be deemed as effectively received once being delivered by hand, or shall be deemed as effectively received five (5) days after being sent by post.

Article 8 Liabilities for Breach

8.1	The parties agree and acknowledge that any substantial breach of any provision of this Agreement or any substantial failure in performance of any obligation hereunder by any party (“Breaching Party”) shall be deemed as constituting a breach of this Agreement (“Breach”), in such case, any one of the non-breaching parties (“Non-breaching Party”) shall have the right to request the Breaching Party to make rectification or take remedial measures within a reasonable period of time. If the Breaching Party fails to make rectification or take remedial measures within such reasonable period of time or within ten (10) days after the other party notifies the Breaching Party in writing and raises the request for rectification, then (1) if Shareholders or Nanjing Tuniu are the Breaching Party, the Wholly-owned Company shall have the right to terminate this Agreement and claim the Breaching Party to compensate the damages; (2) if the Wholly-owned Company is the Breaching Party, the Non-breaching Party shall have the right to claim the Breaching Party to compensate the damages, provided that in no event shall the Non-breaching Party have the right to terminate or rescind this Agreement or the entrustment arrangement made hereunder.

8.2	The rights and remedies specified under this Agreement are cumulative, not excluding other rights or remedies set forth by laws.

8.3	Notwithstanding any other provisions hereunder, the effect of this Article 8 shall survive the suspension or termination of this Agreement.

Article 9 Miscellaneous

9.1	This Agreement shall be made into four (4) copies in Chinese, each of which shall have equal legal effect.

9.2	The conclusion, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by laws of the People’s Republic of China.

9.3	Any dispute arising out of and in connection with this Agreement shall be resolved by the Parties through negotiation. If the parties fail to reach consensus within thirty (30) days after the dispute rises, such dispute shall be submitted to China International Economic and Trade Arbitration Committee for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on the parties.

9.4	Any right, power and remedy conferred to the parties under any term of this Agreement shall not exclude any other right, power or remedy that the parties may have under laws and other terms of this Agreement, and the exercise of any right, power and remedy by a party shall not preclude its exercise of any other rights, powers and remedies available to it.

9.5	A party failing or delaying to exercise any right, power and remedy it may have under this Agreement or laws (“A Party’s Rights”) shall not constitute a waiver of such rights, and any single or partial waiver of A Party’s Rights shall not preclude that party from exercising of such rights in any other ways and exercising of its any other rights.

9.6	The headings used in this Agreement are only for reference purpose, and in no event shall the headings be used for or affect the interpretation of terms of this Agreement.

9.7	Each term hereof shall be severable and independent of any other terms. If at any time any term or terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of remaining terms hereof shall not be affected.

9.8	Any amendment and supplement to this Agreement shall not take effect unless the parties hereof duly execute a written document thereof.

9.9	Without the prior written consent of the other parties, no party shall transfer any right and/or obligation under this Agreement to any third party, other than the transfer made by the Wholly-owned Company to its affiliates.

9.10	This Agreement shall be binding on the legal successors of the parties hereof.

(The remaining is left blank intentionally)

In witness whereof, this Agreement is executed by the parties on the date and at the place first mentioned above.

Beijing Tuniu Technology Co., Ltd.

By: /s/ Yu Dunde
Name: Yu Dunde
Title: Legal Representative

Nanjing Tuniu Technology Co., Ltd.

By: /s/ Yu Dunde
Name: Yu Dunde
Title: Legal Representative

Yu Dunde

By: /s/ Yu Dunde

Yan Haifeng

By: /s/ Yan Haifeng

Wang Tong

By: /s/ Wang Tong

Wang Jiping

By: /s/ Wang Jiping

Wen Xin

By: /s/ Wen Xin

Tan Yongquan

By: /s/ Tan Yongquan

Wang Haifeng

By: /s/ Wang Haifeng